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Confidential                                                      Exhibit 10.35

[i2 LOGO]

                        CONFIDENTIAL TREATMENT REQUESTED

                                          APPLICATION SERVICE PROVIDER AGREEMENT

                                                   i2 AGREEMENT # ______________

This Agreement ("Agreement") is entered into as of December 29, 2000 ("Effective Date") by and between i2 Technologies, Inc. with a principal place of business at 11701 Luna Road, Dallas, Texas 75234 and Neoforma.com, Inc. with a principal place of business at 3061 Zanker Road, San Jose, California 95134 ("ASP").

                                     SUMMARY

ASP owns, and operates a web-based service and is presently considering the possibility of offering certain third party software applications to customers within the Market via the World Wide Web. i2 owns and licenses certain software solutions (as customized, upgraded, modified and enhanced from time to time by i2) described on Schedule A and any successive software product schedule thereafter (the "Covered Application"). This Agreement provides the terms and conditions under which ASP may elect to offer and provide each Covered Application as one of the third party software applications made available to End Users by ASP through the Application Service within the Market.

In consideration of the mutual covenants set forth in this Agreement, ASP and i2 agree as follows:

1. DEFINITIONS.

In this Agreement, the following terms are deemed to mean:

"Application" a software program, content data, or other solution made available as part of the Application Service.

"Application Service" the ASP owned and operated web-based services, features, and functionality that ASP makes available to End Users. The Application Service includes all hardware, software, web pages, links, third-party Applications and other content, including User Interfaces, used to maintain and deliver such services, features and functionality. In general, the Application Service allows End Users the opportunity to subscribe to Applications and makes related services and functionality available to End Users by providing a menu of choices from which they can select Applications and services.

"Documentation" means certain user and technical manuals for each Covered Application which i2 normally delivers with the Covered Applications.

"End User" an online business that subscribes to the Application Service.

"Market" means the healthcare market.

"Other Material" means certain training, marketing and other materials that i2 may, from time to time, make available to ASP for distribution to potential customers and End Users.

"Standard Terms of Use" the terms of use generally applicable to End Users that subscribe to the Application Service, as posted at the User Interface. A copy of the Standard Terms of Use in effect as of the date hereof is attached at Exhibit A.

"User Interface" a collection of Web pages and their associated content and functionality through which End Users access the functionality of the Application Service.

2. LICENSE GRANT.

2.1 ASP may elect within one (1) year after the Effective Date to offer each Covered Application as part of any Application Service that it may offer to the Market. Each party's rights and obligations under this Agreement are conditional upon and subject to ASP notifying i2 within one (1) year after the Effective Date that it wishes to exercise this option. Subject to the terms and conditions of this Agreement and for the License Term (as defined in Section 15.1), i2 hereby appoints ASP as a non-exclusive, worldwide distributor of the Covered Application within the Market and grants to ASP the following non-transferable, non-assignable rights (except as otherwise set forth herein). These rights may not be sublicensed except as expressly permitted in this Section 2.

2.2 ASP may reproduce, exactly as provided by i2, object code copies of the Covered Application and or portions thereof solely to exercise the rights granted in this Section 2. ASP may not de-compile, reverse engineer or otherwise attempt to ascertain the source code to the Covered Application.

2.3 ASP may distribute and sublicense to End Users the right to use the Covered Application or portions thereof solely on a limited- term license basis and only in accordance with the terms of the Standard Terms of Use, (as defined further herein) and subject to the restrictions in Section 8.

2.4 ASP may use the Covered Application for the sole purposes of operating the Covered Application on ASP's computer hardware and operating system(s) to (i) test and evaluate the Covered Application, (ii) train ASP's personnel in the marketing and sales of the Covered Application, (iii) demonstrate and promote the Covered Application to potential End Users, and (iv) provide First-Line Support and Second-Line Support to End Users by using the Covered Application in a test environment to (1) diagnose reported problems or performance deficiencies of the Covered Application, and (2) resolve such problems or deficiencies. Notwithstanding the foregoing, ASP may not use the Covered Application (a) internally in a production capacity to

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run any of its business operations including the sales and customer service activities associated with its End Users, or (b) for general application development purposes.

2.5 ASP may distribute to End Users who are part and party to duly executed Standard Terms of Use, any Documentation or Other Material as follows: (i) copies of such Documentation and Other Material purchased directly from i2, subject to the payment of fees set forth in Section 9.2, and (ii) copies of Documentation and Other Material made by ASP from any masters provided by i2 in its discretion, subject to the payment of fees set forth in Section 9.

2.6 ASP and i2 shall each appoint a channel manager to manage the relationship described in this Agreement and to assist in addressing issues that may arise hereunder.

3. STANDARD TERMS OF USE.

ASP shall require any End User to whom it makes available the Covered Application, as a condition to such availability, to either sign or "click to accept" Standard Terms of Use that are substantially the same as the Standard Terms of Use attached at Exhibit A. i2 shall be a third party beneficiary of the Standard Terms of Use as they relate to the Covered Application. Each Standard Terms of Use shall specify the maximum number of Users permitted to use the Covered Application. ASP shall use commercially reasonable efforts, consistent with standard industry practices, to ensure that End Users do not exceed the maximum number of Users set forth in the Standard Terms of Use.

4. INTEGRATION OF THE COVERED APPLICATION INTO THE APPLICATION SERVICE.

4.1 COOPERATION. The parties shall cooperate in integrating the Covered Application into the Application Service and making the Covered Application one of the Applications to which End Users may subscribe through the Application Service. ASP shall make such modifications to the Application Service.

5. ASP OBLIGATIONS

5.1 ASP'S APPLICATION SERVICE. ASP understands and agrees that during the License Term, ASP shall distribute and sublicense the Covered Application to End Users only in conjunction, and concurrently with an Application Service and not on a standalone basis. Further, ASP may offer the Covered Application as one of several third party applications that it makes available to End Users through the Application Service. The Covered Application will receive placement within the User Interface that is comparable to that of other third party applications that are included in the Application Service.

5.2 COVERED APPLICATION HOSTING. The Covered Application will reside on ASP's servers, and ASP shall be solely responsible for hosting the Covered Application and maintaining the Covered Application's connection to the Internet. ASP may lease its servers and obtain hosting services for the Covered Application from an authorized hosting provider of i2 (as defined in Exhibit D). ASP shall maintain sufficient system capacity to support the use of the Covered Application with no persistent and substantially problematic degradation in performance by all End Users that subscribe to the Covered Application through the Application Service.

5.3 FEATURES AND FUNCTIONALITY. ASP shall host the Covered Application so that End Users that subscribe to the Covered Application through the Application Service have access to the same features and functionality as are available to end-users of the Covered Application generally.

5.4 UPGRADES AND ENHANCEMENTS. If i2 provides to ASP, upgrades or enhancements to the Covered Application, ASP shall make such upgrades and enhancements available to End Users that subscribe to the Covered Application through the Application Service within ten (10) days of the time as they are made available to ASP.

5.5 ASP'S PRICING OF THE APPLICATION SERVICE. ASP shall be free to determine all pricing for the Application Service.

5.6 INSTALLATION AND TRAINING SERVICES. ASP shall be responsible for conducting all activities required to install the Covered Application at its End Users locations, training such End Users, and any system integrators involved in such installation. At ASP's request, i2 shall provide to ASP the Documentation and Other Materials at i2's list prices in effect as of the date such Documentation and Other Materials are ordered.

5.7 MAINTENANCE AND SUPPORT SERVICES. In no event shall i2 be responsible to provide maintenance or support to any End User. Subject to ASP's payment of the applicable Maintenance Fees i2 shall provide Maintenance and Support to ASP at the level set forth in Schedule A in accordance with the standards and specifications set out in the Public Marketplace License Agreement between the parties. It shall be the responsibility of ASP to operate and maintain the Covered Application, and provide service and support with respect thereto, in a professional and workmanlike manner, consistent with accepted practices for similar services in the United States e-commerce industry. ASP shall provide such Maintenance and Support Services to all of its End Users of Covered Application. ASP shall take such steps as are necessary to provide for the security of all customer data stored on ASP's servers or otherwise obtained through the operation of the Covered Application in accordance with standard industry practice in the United States e-commerce industry. ASP shall be responsible for all support related to the Application Service.

5.8 i2 CERTIFICATION OF ASP TECHNICAL SUPPORT STAFF. ASP shall hire and maintain sufficient technical support personnel as are needed to support the Covered Application and achieve the End User satisfaction levels required under Section
5.10. ASP shall hire and maintain at all times during the term of this Agreement, sufficient technical support engineers who have successfully completed the requisite i2 training for all Covered Application. ASP will be responsible for all training fees and costs associated with obtaining i2's requisite training. ASP's support staff must be fluent in English.

5.9 ASP MAINTENANCE REPORTING REQUIREMENTS. ASP will maintain proper records of Standard Terms of Uses including Maintenance and Support Services provided to End Users. i2 may audit any such records to verify ASP's performance of its support obligations. On a monthly basis, ASP will provide i2 a report containing the following new customer information: (i) End

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User legal name, (ii) End User hardware and software configurations, (iii) End
User contact information; name, physical address, telephone number, and email address, and (iv) term of End User's Maintenance and Support Services as set forth in the Standard Terms of Use. Within thirty (30) days of the end of each quarter, ASP shall provide i2 a report in a form specified by i2 showing in detail (i) the number of support calls received during such quarterly period with the associated severity level, (ii) the overall average response time by severity level for such support calls, (iii) the overall average resolution time by severity level for such support calls; and (iv) other information reasonably requested by i2.

5.10 END USER SATISFACTION REQUIREMENT. i2 may, at its discretion, survey End Users to determine the level of End User satisfaction with the Maintenance and Support Services and other services provided by ASP. If the results of the survey indicate a level of dissatisfaction with ASP's End Users then (i) i2 will notify ASP and provide copies of the survey responses, and (ii) the parties will work together to determine the cause of the dissatisfaction, and if the parties determine that it is caused by ASP's default, then they shall develop an improvement plan to improve End User satisfaction. Should ASP fail to improve the level of End User satisfaction for the then current calendar quarter and the dissatisfaction is caused by ASP's default i2 shall notify ASP of that failure, and if ASP again fails to improve the level of End User satisfaction for the next calendar quarter and the dissatisfaction is caused by ASP's default, then i2 may elect to immediately terminate ASP's right to continue to provide Maintenance and Support Services to its End Users. In the event of such termination, the parties agree to implement a Maintenance and Support Services transition plan for End Users to whom ASP is contractually obligated to provide Maintenance and Support Services under which plan i2 will receive any fees (prepaid to ASP or to be paid to ASP) for Maintenance and Support Services commencing with i2's provision of Maintenance and Support services.

5.11 ASP WARRANTIES. ASP represents and warrants that: (a) ASP will maintain the facilities, resources and experienced personnel necessary to fulfill its obligations under this Agreement;

(b) ASP is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement and performing hereunder;

(c) ASP will make no representations or warranties related to the Covered Application in excess of i2's representations or warranties contained in Section 13 of this Agreement;

(d) ASP has not relied on any promises or representations other than those expressly made in writing herein.

(e) If ASP becomes aware of any actual or suspected unauthorized use, copying or disclosure of the Covered Application, ASP will promptly notify i2 and will assist i2, at i2's expense and request, in the investigation and prosecution of such unauthorized use, copying or disclosure; and

(f) ASP has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder, and there are no impediments known to ASP that would prevent ASP compliance with all the terms of this Agreement.

(g) ASP shall not use or distribute the Covered Application through the Application Service in order to post, transmit, distribute, store or destroy any information: (i) in violation of any applicable law, statute, ordinance or regulation (including, without limitation, those governing export control, consumer protection, unfair competition, antidiscrimination or false advertising); (ii) in a manner other than as provided for by this Agreement or the documentation accompanying the Covered Application; (iii) that is defamatory, trade libelous, obscene, threatening, abusive or hateful; (iv) that contains any viruses, Trojan horses, worms, time bombs, cancel bots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information; or (v) that includes any incomplete, false, inaccurate, or misleading information or information which is not provided by i2.

(h) ASP shall not violate or attempt to violate the security of the Covered Application. In furtherance of but not in limitation of the foregoing, ASP shall not (i) access data not intended for the ASP or log into a server or account which ASP is not authorized to access; (ii) send unsolicited e-mail, including promotions and/or advertising of products or services to End-Users of the Covered Application; (iii) delete or revise any included in the Covered Application, as applicable, by any other person or entity except in accordance with this Agreement and the Standard Terms of Use.

5.12 i2 WARRANTIES. i2 represents and warrants that:

(a) i2 will maintain the facilities, resources and experienced personnel necessary to fulfill its obligations under this Agreement;

(b) i2 is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement and performing hereunder;

(c) i2 has not relied on any promises or representations other than those expressly made in writing herein.

(d) i2 has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder, and there are no impediments known to i2 that would prevent i2 compliance with all the terms of this Agreement.

(e) the Covered Application as delivered by i2 and used in accordance with this Agreement shall not violate any applicable law, statute, ordinance or regulation (including, without limitation, those governing export control, consumer protection, unfair competition, antidiscrimination or false advertising).

5.13 ASP INDEMNITY. ASP will defend i2 against any third party claim, and shall pay any and pay all costs, damages and expenses (including reasonable legal fees) awarded against i2 by a court of competent jurisdiction or agreed to in a written settlement agreement signed by ASP arising out of such claim resulting from (a) the use of the Covered Application by any End User, but only claims which arise directly from or relate directly to breaches of ASP's obligations under this Agreement or its agreement with such End User; or (b) any negligent act or omission or willful misconduct of ASP or its agents in the operation of the Application Service provided that: (i) i2 promptly notifies ASP in writing after i2's receipt of notification of the potential claim; (ii) ASP may assume sole control of the defense

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of such claim and all related settlement negotiations; and (iii) i2 provides
ASP, at ASP's request and expense, with the assistance, information and authority necessary to perform ASP's obligations under this Section.

5.14 MARKETING AND SALES EFFORTS. ASP shall use all reasonable efforts to promote and market the Covered Application to End Users and potential End Users in order to maximize the licensing and distribution of the Covered Application to End Users.

6. i2 RIGHTS AND OBLIGATIONS.

6.1 i2 CONSULTING SERVICES. i2 may provide consulting services to ASP, subject to availability, as agreed to from time to time by the parties, at i2's then current hourly or daily consulting fees. ASP shall also pay i2's reasonable and actual out-of-pocket expenses associated with i2's delivery of consulting services.

6.2 END USER VISITS. i2 may visit ASP's End Users from time to time upon reasonable advance notice to ASP and with End User's approval, to stay abreast of customer requirements and to evaluate features for potential future products. ASP agrees to provide i2 reasonable assistance in arranging such visits with End Users.

7. DELIVERY.

7.1 COVERED APPLICATION AND UPDATES. Within thirty (30) days of notice from ASP under Section 2.1 that it wishes to offer the Covered Application as part of the Application Service, i2 shall deliver to ASP master copies on diskette or CD-ROM of the Covered Application. i2 will promptly provide ASP with master copies on diskette or CD-ROM of any Updates i2 makes available to its general client base, and ASP agrees that it will incorporate such Updates into the Covered Application which it provide to new End Users as promptly as possible, and in no event more than ten (10) days after ASP's receipt of each such Update.

7.2 MARKETING MATERIAL. From time to time during the License Term, i2 will, upon request and subject to availability, provide ASP a reasonable number of copies of any available Other Materials for distribution to potential customers.

8. RESTRICTIONS.

8.1 LICENSE RESTRICTIONS. ASP acknowledges that, except as explicitly stated in this Agreement, the Agreement does not grant ASP any right or license to use the Covered Application or any proprietary rights therein, and no license or other rights shall be created by implication. In particular, but without limiting the generality of the foregoing, no right or license in or to source code for the Covered Application is granted hereunder. ASP covenants that it shall not (i) sublicense or otherwise permit access or use of the Covered Application on a commercial time-sharing or service bureau basis; (ii) allow or otherwise permit access or use of the Covered Application on a commercial time-sharing, lease, rental, or service bureau basis; (iii) relicense, redistribute, transfer or otherwise allow a customer, ASP or any party to use or access the Covered Application after it has been perpetually licensed to a End User, or (iv) allow an End User to reassign or otherwise transfer the Covered Application to a third party; provided, however, that that End User may assign the Covered Application (and the Standard Terms of Use) in connection with a merger, acquisition or sale of all or substantially all of its assets unless the surviving entity is a direct competitor of i2 and provided such End User is in good standing under its License Agreement and maintenance agreement. ASP further warrants that it shall not sell the Covered Application, or nor shall it reproduce, display, publicly perform, distribute, or otherwise use the Covered Application or any content of the Covered Application except as part of the Application Service in accordance with this Agreement. ASP covenants that it shall not prepare, and it shall not permit any others to prepare, any derivative works of the Covered Application, or otherwise modify or alter any materials received from i2. ASP covenants that it shall not use, reproduce, distribute or sell the Covered Application in any manner or for any purpose except as specifically permitted under this Agreement.

8.2 PROHIBITION ON DECOMPILING. ASP acknowledges that the Covered Application contains the valuable information of i2 and its licensors, and ASP agrees not to cause or permit the modification, reverse engineering, translation, disassembly, or decompilation of, or otherwise to attempt to derive the source code of the Covered Application or , whether in whole or in part

8.3 PROPRIETARY NOTICES. In order to protect i2's and its licensors' copyright and other ownership interests in the Covered Application, ASP agrees that as a condition of its rights hereunder, each copy of the Covered Application reproduced by or on behalf of ASP shall contain the same proprietary notices which appear on the media or within the code of the Covered Application, or on or within the Documentation and Other Material delivered by i2 to ASP. ASP will not remove, alter or obscure any proprietary notices from any Documentation or Other Material provided by i2.

9. PAYMENTS.

9.1 UPFRONT LICENSE FEE AND MAINTENANCE FEE. Customer shall pay the Upfront License Fee and Maintenance Fee as set forth in Schedule A.

9.2 [*] REVENUE SHARES. For each [*], ASP shall pay to i2 a [*] fee equal to [*] (net of any applicable taxes) received [*] by ASP [*] as part of the [*] but in no event shall the [*] fee equal less than [*] of the market price agreed between the parties for the [*] ("[*] Revenue Share"). i2 and ASP shall each be free to determine unilaterally [*] (including without limitation the products described in this Agreement.

9.3 DOCUMENTATION AND OTHER APPLICABLE MATERIALS. For each copy of Documentation or Other Material provided to ASP by i2, ASP shall pay i2's list prices in effect as of the date such Documentation or Other Material are ordered.

9.4 PAYMENT TERMS. [*] Revenue Shares are payable within thirty (30) days of the end of each calendar month in which the associated revenues were received by ASP, accompanied by the report set forth in Section 9.7. Except as


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otherwise provided in this Agreement, all fees or other charges shall be payable thirty (30) days from receipt of the applicable invoice.

9.5 REPORTS AND PAYMENTS. Within ten (10) business days of the completion of each End User transaction, ASP shall submit to i2 for each transaction a copy of the Standard Terms of Use, order form or other ordering instrument applicable to the particular transaction. Such documentation shall show in detail (i) the number of copies of Covered Application reproduced, distributed, deployed or otherwise used by such End User during the previous month, (ii) the amount owing i2 including the ASP [*] Revenue Shares and ASP Maintenance Fees, and (iii) the names and locations of the End Users. i2 may request ASP to provide, quarterly, non-binding forecasts for [*] and maintenance fees to be paid to i2 for the ensuing quarter.

9.6 RECORDS AND INSPECTION RIGHTS. ASP will keep and maintain proper records and books of account relating to its distribution and sublicensing of Covered Application to End Users. i2 retains the right to inspect and audit any such records to verify ASP's compliance with its payment obligations hereunder. In the event that i2 wishes to inspect such books and records, ASP will make all relevant records available. Any such inspection will be conducted during regular business hours, upon reasonable advanced notice, at ASP's offices in a manner that does not unreasonably interfere with ASP's business activities. Such inspection shall be at i2's cost and expense, unless the inspection reveals that ASP has underpaid the amounts actually owed to i2 by five percent (5%) or more, in which case ASP shall pay such audit costs and expenses. Audits will be conducted no more than once in any twelve (12) month period. ASP shall use reasonable commercial efforts to compel its End Users to permit ASP and/or i2 to inspect the records of such End User as provided in this Section to assure such End Users compliance with the terms and conditions of the Standard Terms of Use.

9.7 TAXES. The specified amounts listed in this Agreement do not include taxes, duties or fees; if i2 is required by the tax authorities to pay (i) sales, use, property, value-added, or other taxes, (ii) any customs or other duties, or
(iii) any import, warehouse or other fees associated with the importation or delivery of the Covered Application, Documentation, or Other Material or based on the rights and licenses granted by i2 to ASP in this Agreement or on ASP's use of Covered Application, Documentation or Other Material or any services provided by i2 to ASP hereunder, then such taxes, duties or fees shall be billed to and paid by ASP. This Section shall not apply to taxes based on i2's net income.

10. TRADEMARK LICENSE.

10.1 GRANT OF LICENSE. i2 hereby grants to ASP under the terms set forth in this
Section 10, a non-exclusive license to use its trademarks and trade names as set forth herein solely in connection with the marketing, distribution and support of the Covered Application and only in the manner prescribed in this Agreement. ASP agrees that it will use the appropriate Trademarks to refer to the Covered Application in connection with its marketing, distribution and support of the Covered Application. ASP agrees that the Covered Application and any related services will be marketed under the i2 brand name/Trademarks and Trade names set forth on Schedule A. Any other proposed use of the Trademarks must be approved in writing by i2 in advance of such use.

10.2 FORM OF USE. ASP shall only use the Trademarks or Trade Names in the form(s) approved in writing by i2, including the (TM) symbol (and, upon registration of any registered trademark, the (R) symbol), and an indication that i2 is the owner of the Trademarks. ASP shall submit to i2 samples of advertising or other items bearing the Trademarks or Trade Names prior to the use of such advertising or other items. i2 shall have the right to make reasonable objections to any such sample. In the event of such an objection, ASP shall modify the advertising or other items in accordance with the objection of i2 prior to the use of such advertising or other items.

10.3 NO USE OF IDENTICAL OR SIMILAR NAMES. ASP shall not use as its company name or a component thereof or on other products a mark or name identical with or confusingly similar to the i2 Covered Application names, i2's Trademarks, or i2's Trade Names.

10.4 NOTIFICATION OF ADVERSE USE. ASP shall promptly notify i2 of any adverse use by a third party of any of the Trademarks, Trade Names, or of a mark or name confusingly similar to any of the i2 Trademarks or Trade Names and agrees to take no action of any kind with respect thereto except with the prior written authorization of i2. ASP further agrees to provide full cooperation, at i2's cost and expense, with any legal or equitable action by i2 to protect its rights, title and interest in the Trademarks and Trade Names.

10.5 INFRINGEMENT PROCEEDINGS. In the event of infringement of the Trademarks or Trade Names by a third party, i2 shall have the sole right to bring proceedings (including notifications to the Customs Department objecting to the importation of infringing goods) against the infringing party and to retain any damages recovered in such proceedings. ASP shall cooperate, at i2's cost and expense, with i2 in the prosecution of any such infringement proceedings. ASP shall promptly notify i2 in writing of any such proceeding and shall provide complete authority, information and assistance to i2 in connection with such proceeding. i2 shall have the sole and exclusive authority and obligation to defend and/or settle any proceeding with respect to the Trademarks or Trade Names.

11. OWNERSHIP, PROPRIETARY RIGHTS, AND CONFIDENTIALITY.

11.1 i2 PROPRIETARY RIGHTS. i2 and its suppliers shall retain all ownership, title, copyright, and other proprietary rights in and to the Covered Application and all content, features and functionalities of the Covered Application. i2 shall have sole control of the content, features and functionality of the Covered Application. ASP does not acquire any rights, express or implied, in the Covered Application, other than those specified in this Agreement.

11.2. OWNERSHIP. As between ASP and i2, each party shall be the sole and exclusive owner of its inventions, software, technology, expertise, know-how, works, materials, trademarks, trade names, service marks or other intellectual property



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(whether or not patented, copyrighted, registered or covered by any application for patent, copyright or registration). ASP's intellectual property and Confidential Information shall in any event include the Application Service and all features, functionality and Applications (other than the Covered Application) included in the Application Service, any templates made available by ASP, and any works based on or derived from and of the foregoing. i2's intellectual property and Confidential Information shall include all features and functionality of the Covered Application. Neither party shall assert ownership of or any claim to or any interest in any intellectual property of the other or any goodwill associated therewith, except for any licenses or rights expressly granted in this Agreement while they endure. At no time shall either party attack, challenge or file any application with respect to any intellectual property of the other party.

11.3 CONFIDENTIALITY.

11.3.1 By virtue of this Agreement, each party (the "Disclosing Party") may disclose Confidential Information to the other party (the "Receiving Party"). Except as expressly provided in this Agreement, each party shall hold the other party's Confidential Information in confidence and not disclose or use it except to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement, and to administer and operate Covered Application as part of the Application Service. Each party agrees to take reasonable steps using at least the same degree of care that it uses to protect its own Confidential Information, but no less than reasonable care, to protect the other party's Confidential Information to ensure that it is not disclosed or used in violation of this Agreement. Each party may disclose Confidential information of the other party to its employees, contractors, attorneys and accountants who need to know such information in order to perform their duties and to potential parties to significant corporate transactions (including financing transactions) with the Receiving Party as part of their customary due diligence; provided that each such person has a legal or contractual obligation to maintain the confidentiality of such information comparable to the Receiving Party's obligations under this Section 11.3. The Receiving Party shall be liable for any such person's failure to comply with such obligation. The foregoing restrictions on disclosure shall not apply to the extent disclosure of Confidential Information by the Receiving Party is required by law or court order, provided that the Receiving Party uses reasonable efforts to give the Disclosing Party prior notice of such requirement in order to give the Disclosing Party an opportunity to lawfully prevent or limit the scope of such disclosure and cooperates with the Disclosing Party to limit the scope of such disclosure.

11.3.2 "Confidential Information" of a Disclosing Party means any and all technical and non-technical information (including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae) related to the current, future and proposed business, products and services of such party, and its suppliers and customers, and includes information concerning development, design details and specifications, engineering, customer lists, business forecasts, sales, and marketing plans and any other similar information or data which is disclosed to the other party. "Confidential Information" also includes proprietary or confidential information of any third party that may disclose such information to the Disclosing Party or the Receiving Party in the course of the Disclosing Party's business. "Confidential Information" does not include information, technical data or know-how which: (i) is in the Receiving Party's possession at the time of disclosure ; (ii) enters the public domain other than as a result of any action or inaction of the Receiving Party; (iii) is approved for release by written authorization of the Disclosing Party; (iv) is disclosed to the Receiving Party by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by the Receiving Party without reference to Confidential Information. The terms of this Agreement shall be considered Confidential Information of each party.

11.3.3 Notwithstanding the foregoing, ASP and i2 may use and disclose information about the usage of the Covered Application and sales and other transaction information generated through the use the Covered Application, as long as such information does not disclose the personal identity of any End User or any End User's customers.

12. INTELLECTUAL PROPERTY INFRINGEMENT.

If a third party makes a claim against ASP and/or any End User that the Covered Application, as delivered by i2, directly infringes any patent issued as of the Effective Date or any copyright, trade secret or trademark ("Allegation"); i2 will defend ASP and End User against the Allegation and pay all costs, damages and expenses (including reasonable legal fees) awarded against ASP and/or End User by a court of competent jurisdiction or agreed to in a written settlement agreement signed by i2 arising out of such Allegation; provided that: (i) ASP or End User (as applicable) promptly notifies i2 in writing after ASP's receipt of notification of a potential claim; (ii) i2 may assume sole control of the defense of such claim and all related settlement negotiations; and (iii) ASP or End User (as applicable) provides i2, at i2's request and expense, with the assistance, information and authority necessary to perform i2's obligations under this Section. Notwithstanding the foregoing, i2 shall have no liability for any claim of infringement based on (a) the use of a superseded or altered release of Covered Application if the infringement would have been avoided by the use of a current unaltered release of the Covered Application, which i2 provided to ASP; or (b) the modification of the Covered Application by anyone other than i2 or a party acting on i2's behalf, or approved by i2 in writing, or
(c) the use of the Covered Application other than in accordance with the Documentation; or (d) use of the Covered Application other than as granted hereunder.

If, due to an Allegation, (i) the Covered Application is held by a court of competent jurisdiction or are believed by i2 to infringe, or (ii) ASP receives a valid court order enjoining ASP from using the Covered Application, i2 shall in its reasonable judgment, and at its expense, (a) replace or modify the Covered Application to be non-infringing, but equivalent in features and functionality;
(b) obtain for ASP and/or its End Users a license to continue using the Covered Application; or (c) if i2 cannot, in its sole

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determination, reasonably obtain the remedies in (a) or (b), terminate the license for the infringing Covered Application and refund a pro-rated portion of the license fees paid to i2 by ASP for such Covered Application upon its return by ASP or End User (as applicable). The pro-rated refund shall be based solely upon the license fee paid to i2 for the terminated Covered Application copy as follows: for every year following the initial Standard Terms of Use effective date, the refundable portion of the Covered Application fee shall be reduced by 25%. The licensor of any Third Party Software is excluded from liability under this Agreement and ASP shall look solely to i2 for liabilities relating to the Covered Application. This Section 12 states i2's entire liability and ASP's and its End Users exclusive remedy for any claim of infringement.

13. LIMITED WARRANTIES AND DISCLAIMERS.

13.1 LIMITED PROGRAM WARRANTY. i2 warrants for a period of six (6) months from the date on which the copy of the Covered Application is first delivered to ASP hereunder, that the unmodified version of the Covered Application will perform in all material respects the functions described in the Documentation when operated on an i2 supported platform. The parties agree and acknowledge that the foregoing warranty only applies to Covered Application first delivered to ASP and not to any Updates subsequently provided hereunder. In the event of a breach of this warranty, ASP's sole and exclusive remedy and i2's sole liability shall be for i2 to use its commercially reasonable efforts to correct or provide a workaround for reproducible errors that cause breach of this warranty or if i2 is unable to make the Covered Application operate as warranted within a reasonable period of time considering the severity of the error, ASP shall be entitled to recover the license fees paid to i2 for the applicable Covered Application.

13.2 LIMITED MEDIA WARRANTY. i2 warrants that the tapes, diskettes or other media upon which the master copy of the Covered Application is delivered by i2 to ASP to be free of defects in materials and workmanship under normal use for ninety (90) days from the date of delivery by i2. In the event of a breach of this warranty, ASP's sole and exclusive remedy and i2's sole liability shall be the replacement of the defective media.

13.3 ANTI-VIRUS WARRANTY. i2 represents that to the best of its knowledge after employing reasonable technical means to detect computer viruses the Covered Application at the time of shipment from i2's facility does not contain any virus or other computer software code, routines or components (other than as set forth in the Documentation) designed to disable, damage, impair, or erase the Covered Application or other software or data. In the event of a breach of this warranty, ASP's sole and exclusive remedy and i2's sole liability shall be to immediately replace all copies of the affected Covered Application.

13.4  DISCLAIMERS.

13.4.1 i2 does not warrant that the Covered Application will meet ASP's or any End User's requirements, that the Covered Application will operate in the combinations which ASP or any End User may select for use, that the operation of the Covered Application will be uninterrupted or defect-free, or that all defects will be corrected. Pre general release programs, limited releases of Covered Application, Other Material, and computer-based training products, if any provided hereunder, are distributed "AS IS."

13.4.2 EXCEPT AS OTHERWISE SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE APPLICATION SERVICE OR THE COVERED APPLICATION.

14. LIMITATION OF LIABILITY.

14.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT THAT IN THE EVENT ASP MAKES UNAUTHORIZED COPIES OF THE COVERED APPLICATION OR REVERSE ENGINEERS THE COVERED APPLICATION , i2 SHALL BE ENTITLED TO RECOVER THE FULL AMOUNT OF ANY LICENSE FEES THAT WOULD RELATE TO SUCH COPIES.

14.2 Except for i2's liability under Section 12, ASP's liability under Section 5.13, either parties beach of Section 11 or in the event ASP makes unauthorized copies of the Covered Application or reverse engineers the Covered Application, each party's aggregate and cumulative liability for damages hereunder shall in no event exceed [*].

15. TERM AND TERMINATION.

15.1 TERM. This Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Agreement. This Agreement shall automatically terminate on the termination or expiration of the Public Marketplace License Agreement between the parties. Thereafter, this Agreement shall be automatically extended to run concurrently with each Terms of Use Agreement entered into by an ASP End User as authorized hereunder. For any given twelve (12) consecutive month period, should ASP fail to enter into a Terms of Use Agreement with an End User i2 reserves the right to terminate this Agreement effective upon the expiration of the latest Terms of Use Agreement then in effect.

15.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement, by written notice to the other party: (a) upon the material failure of the other party to observe, keep or perform any of the covenants, terms or conditions herein (including the failure to pay sums owed to the other party when due), if such default continues for thirty (30) days after written notice by the other party, (b) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (c) upon either party's assignment for the benefit of creditors, (d) if all or substantially all of the assets of a party are acquired by a direct


*Confidential treatment requested.


7
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competitor of the other party, or (e) upon either party's dissolution or ceasing to do business.

15.3 EFFECT OF TERMINATION. Upon expiration or termination of this Agreement:
(a) all licenses and rights granted to the parties shall terminate, except as set forth below; (b) each party shall refrain from representing themselves as a party to this Agreement; (c) any End User sublicenses previously granted hereunder be terminated; and (d) any other rights of either party which may have accrued up to the date of termination shall not be affected. The parties agree to discuss and negotiate in good faith a transitional agreement regarding the provision of Updates and Software Maintenance and Support Services to End Users to whom ASP is contractually obligated to provide such Updates and Software Maintenance and Support Services provided that ASP is required to obtain i2's advance written approval before entering into any such obligations that have a term greater than the License Term.

15.4 SUN-SETTING. Should i2 reasonably determines that the market demand or other business factors for any Covered Application, Documentation, or Other Material is no longer advantageous to i2's business direction, i2 may at its reasonable discretion and without liability to ASP, remove such Covered Application, Documentation, or Other Material from general availability ("Sunset") in which case ASP shall discontinue all marketing and distribution of such Covered Application, Documentation, or Other Material within six (6) months of i2's notification to Sunset such Covered Application, Documentation, or Other Material.

15.5 SURVIVAL. Sections 5.12 ("ASP Indemnity"), 8.2 ("Prohibition on Decompiling"), 9 ("Payments"), 10.5 ("Infringement Proceedings"), 11 ("Ownership Proprietary Rights and Confidentiality"), 12("Intellectual Property Infringement"), 14("Limitation of Liability"), the third sentence of Section
15.1 ("Term"), 15.3 ("Effect of Termination"), 15.5 ("Survival") and 16 ("General") shall survive the termination of this Agreement.

16. GENERAL.

16.1 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein

16.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York.

16.3 NOTICES. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile, (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatory of this Agreement or to such other address or individual as the parties may specify from time to time by written notice to the other party.

16.4 INJUNCTIVE RELIEF. It is expressly agreed that a breach of Sections 2, 8,10, or 11 of this Agreement by ASP may cause irreparable harm to i2 and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, i2 will be entitled to seek an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the above provisions.

16.5 RELATIONSHIP BETWEEN THE PARTIES. ASP is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

16.6 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other cause which is beyond the reasonable control of such party.

16.7 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

16.8 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

16.9 HEADINGS. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such paragraph, or in any way affect this Agreement.

16.10 ASSIGNMENT. Neither this Agreement nor any rights or obligations of either party hereunder may be assigned in whole or in part without the prior written approval of the other party, which shall not be unreasonably withheld or delayed, except that no consent shall be required in the event of an assignment of this Agreement to a successor corporation by merger, sale of all or substantially all of the assets or capital stock, provided that the successor corporation (i) is not a direct competitor of the other party, and (ii) agrees in writing to be bound by the terms of this Agreement.

16.11 COMPLIANCE WITH LAW AND REGULATIONS. Each Party shall act in strict compliance with all applicable laws, ordinances, regulations and other requirements of any government authority pertaining to such Party's activities under the Agreement and shall provide, pay for, and keep in good standing all permits, licenses or other consents necessary for such activities.

16.12 EXPORT CONTROL. The parties agree that the export of Covered Application is subject to the export control laws of the United States of America and each party agrees to abide by all such export control laws and regulations. Without limiting the generality of the foregoing, ASP expressly agrees that it shall not, and shall cause its representatives to agree not to, export, directly or indirectly, re-export, divert, or transfer the Covered Application, Documentation or any direct product thereof to any destination, company or person restricted or prohibited by U.S. Export Controls.

16.14 COUNTERPARTS AND EXCHANGES BY FAX. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or

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otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

16.15 ENTIRE AGREEMENT. This Agreement, together with the attached schedules and exhibits which are incorporated by reference, constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement and such schedules and exhibits. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

ASP                                          i2 Technologies, Inc.


By:                                          By:
   -------------------------------------        -------------------------------

Name:                                        Name:
     -----------------------------------          -----------------------------

Title:                                       Title:
      ----------------------------------           ----------------------------

Date:                                        Date:
     -----------------------------------          -----------------------------

9
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Confidential

[i2 LOGO]

SCHEDULE A TO

APPLICATION SERVICE PROVIDERS AGREEMENT NUMBER:

ASP:     NEOFORMA.COM, INC.

In accordance with the terms and conditions of section 1 of the ASP Agreement, ASP is authorized to use the following i2 owned Covered Application(s).

COVERED APPLICATION:

[*]

UPFRONT ANNUAL APPLICATION FEE: INCLUDED IN THE LICENSE FEE SET FORTH IN ADDENDUM A OF THE PUBLIC MARKETPLACE LICENSE AGREEMENT BETWEEN THE PARTIES.

ANNUAL MAINTENANCE FEES - PLATINUM MAINTENANCE PLAN: INCLUDED IN THE MAINTENANCE FEE SET FORTH IN ADDENDUM A OF THE PUBLIC MARKETPLACE LICENSE AGREEMENT BETWEEN THE PARTIES.

AGREED:

ASP                                               i2 TECHNOLOGIES, INC.

BY:                                               BY:
   -----------------------------------------         --------------------------

TITLE:                                            TITLE:
         -----------------------------------            -----------------------

DATE:                                             DATE:
     ---------------------------------------           ------------------------

* Confidential treatment requested.

10
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Confidential

TO BE COMPLETED FOR EACH END USER [*] GRANTED HEREUNDER.

[i2 LOGO]

SCHEDULE B TO

APPLICATION SERVICE PROVIDERS AGREEMENT NUMBER:

ASP:

END USER:

In accordance with the terms and conditions of section 2 of the ASP Agreement, ASP is authorized to [*], to End Users under the terms of the Standard Terms of Use, the following i2 Covered Application;

COVERED APPLICATION:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

        PLATFORM:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

[*] REVENUE SHARES:

TOTAL FEES DUE UPON EXECUTION OF THIS ADDENDUM:           $


AGREED:

ASP                                        i2 TECHNOLOGIES, INC.

BY:                                        BY:
   -------------------------------------      ---------------------------------

TITLE:                                     TITLE:
         --------------------------------        ------------------------------

DATE:                                      DATE:
     ------------------------------------      --------------------------------



*Confidential treatment requested.


11
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         EXHIBIT A
         TO
         ASP AGREEMENT

                              STANDARD TERMS OF USE

                        [TERMS FOLLOW ON NEXT TWO PAGES]

12
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Confidential

               STANDARD TERMS OF USE for Sublicense to End Users.

1.  DEFINITIONS.

"Content" means the data products listed in an Order Form.

"Covered Applications" means the specific Covered Application, Content, and Documentation licensed by End User under an Order Form.

"Documentation" means the user and reference manuals for the Covered Application and Content provided by i2 in conjunction with the delivery of the related Covered Application and/or Content.

2. SOFTWARE. The right to use the Covered Application is limited to use in object code form, and the Covered Application and Documentation is limited to the internal needs of End User's business, for a term period of twenty-four (24) months from the effective date of the Covered Application license.

3. CONTENT. The right to use Content is limited to the internal needs of End User's business. End User shall not use the Content as a component of or a basis for a database prepared for commercial sale, lease, access or distribution outside the End User's organization.

Portions of the Content limited to individual search results may be copied onto electronic or magnetic media solely for temporary use in conjunction with End User's editing or reformatting of data for purposes of making a limited number of printouts. Additionally, End User may download information contained in the Content, including identity and parameters, to create End User's own machine-readable preferred files, or other files solely for End User's own internal use (the "Parts Files"). Such Parts Files must contain the same copyright notice and proprietary markings as appear on the original copy of the Content. The number of items which may be downloaded shall not exceed 10,000 per Named User licensed.

4. PROTECTION OF SOFTWARE AND CONTENT. End User agrees to take all reasonable steps to protect the Covered Applications from unauthorized copying or use. End User shall implement and use, and shall not in any way disable, the license monitoring software provided by i2 and shall provide the output files created by this software to i2 upon written request.

5. COPIES End User may make a reasonable number of copies of the Documentation solely for its own internal business purposes to support End User's use of the Covered Applications. All proprietary rights and notices must be reproduced and included on such copies. End User may not copy the Content without the prior written consent of i2.

6. OWNERSHIP. Ownership, and title to, the Covered Applications and Content (including any corrections, updates, adaptations, enhancements or copies) shall be owned by i2 and its licensors. Copies are provided to End User only to allow End User to exercise End User's right under the license granted herein to use the Covered Application.

7. RESTRICTIONS. Except as expressly authorized in this Agreement, End User shall not rent, lease, sublicense, distribute, transfer, copy, reproduce, display, modify or timeshare the Covered Applications or any portion thereof, or use the Covered Applications as a component of or a base for products or services prepared for commercial or non commercial sale, sublicense, lease, access, hosting, service bureau, application service providing or distribution outside the End User's organization, or prepare any derivative work based on the Covered Applications. End User shall not allow any third party or unlicensed user or computer system to access or use the Covered Applications. End User agrees not to demonstrate or disclose the Covered Applications or the results of any testing or bench-marking of same to any third parties, without i2's prior written permission. End User shall not reverse engineer, de-compile, modify in any way, or create derivative works from the Covered Applications, or any portion thereof (but this Section 7 is without prejudice to any inalienable rights which End User may have, principally those pursuant to the European Directive on the legal protection of computer programs (91/250/EEC)). If de-compilation is permitted by applicable law to obtain information necessary to achieve interoperability of Covered Application with other software or hardware, End User may only attempt such de-compilation if End User has previously requested the necessary information in writing from i2 and i2 has failed to make such information available to End User within a reasonable period of time. End User agrees that all improvements and modifications to the Covered Application or any part thereof (whether developed by i2, Licensor, End User or any third party acting on behalf of them at any time during the term of this Agreement) shall be and remain the sole and exclusive property of i2.

8. CONFIDENTIALITY.

a. By virtue of this Agreement, the parties may be exposed to or provided with certain confidential and proprietary information of the other party ("Confidential Information"). Confidential Information shall be designated as confidential in writing or, if disclosed orally, designated as confidential at the time of disclosure and confirmed as confidential in writing within thirty
(30) days of disclosure. Notwithstanding the foregoing, End User agrees that the Covered Applications are Confidential Information of i2.

b. Each party will protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that each such party uses to protect its own like information, but in not event less than a reasonable amount of care. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without prior written consent of the other party.

c. Information shall not be considered Confidential Information to the extent, but only to the extent, that the disclosing party can establish that such information (i) is or becomes generally

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known or available to the public through no fault of the receiving party; (ii)
was in the receiving party's possession before receipt from the disclosing party; (iii) is lawfully obtained from a third party who has the right to make such disclosure; (iv) has been independently developed by one party without reference to any Confidential Information of the other; or (v) is required to be disclosed by law provided the receiving party has promptly notified the disclosing party of such requirement and allowed the disclosing party a reasonable time to oppose such requirement.

9. ASSIGNMENT. This Agreement and the use of the Covered Applications and Content provided hereunder are not assignable without the prior written consent of i2.

10. EXPORT. End User hereby agrees not to knowingly, directly or indirectly, without prior written consent, if required, of the office of Export Administration of the US Department of Commerce, Washington D.C. 20230, export or transmit any of the Covered Applications to any country to which such transmission is restricted by applicable regulations or statutes.

11. NOTICE OF RESTRICTED RIGHTS FOR U.S. GOVERNMENT SUBLICENSES. Should ASP grant a sublicense to any entity of the United States Government, the Covered Application and Documentation shall be considered "commercial computer software," and the ASP shall place a notice provision, in addition to the applicable copyright notices, on the Documentation and media label, substantially similar to the following: "U.S. GOVERNMENT RESTRICTED RIGHTS. Programs, and Documentation, delivered subject to the FAR 52.227-19. All use, duplication and disclosure of the Programs and Documentation by the U.S. Government shall be subject to the applicable i2 license agreement and the restrictions contained in subsection (c) of FAR 52.227-19, Commercial Computer Software - Restricted Rights (June 1987). Owner and Licensor is i2 Technologies, Inc. 11701 Luna Road, Dallas, Texas 75234.

12. USE OF NAME. i2 reserves the right to use the name of End User in marketing activities and press releases.